EXHIBIT 23.2

PENNSYLVANIA POWER COMPANY

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-62450 and 33-65156) of Pennsylvania Power Company of our report dated March 7, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 7, 2005 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Cleveland, Ohio
March 7, 2005